Exhibit 99.03

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

EVENT DATE/TIME: JULY 30, 2014 / 12:00PM  GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding LP - Chairman & CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Andrew Disdier Sandler O'Neill & Partners - Analyst
 Tom Whitehead Morgan Stanley - Analyst
 Steve Fullerton Citigroup - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Greggory Warren Morningstar - Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the AllianceBernstein second quarter 2014 earnings review.

(Operator Instructions)

As a reminder, this conference is being recorded, and will be available for replay for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Anastasia. Hello, and welcome to our second quarter 2014 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted in the Investor Relations section of our website. Our Chairman and CEO, Peter Kraus, CFO John Weisenseel, and COO Jim Gingrich, will present our financial results, and take questions after our prepared remarks. Some of the information we present today is forward-looking, and subject to certain SEC rules and regulations regarding disclosure, so I would like to point out the Safe Harbor language on slide 1 of our presentation.

You can also find our Safe Harbor language in the MD&A of our 2013 form 10-K, and in our second quarter 2014 form 10-Q, which we filed this morning. Under regulation FD, management may only address questions of a material nature from the investment community in a public forum, so please ask all such questions during this call. We are also live tweeting today's earnings call. You can follow us on Twitter using our handle @AllianceBernstn. Now I will turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Andrea. Thank you all for joining us today. Let's begin with a firm-wide overview, which is on slide 3. Our second-quarter results demonstrate the progress we keep making to deliver for our clients. During the quarter, not only did our firm-wide gross sales increase by nearly 60%, our gross redemptions declined by 21%, to our lowest level since the third quarter of 2006. As a result, net flows improved by $12.7 billion, to a positive $8.3 billion, our highest quarterly net inflow number since the fourth quarter of 2007. I told you on our first-quarter call that our muted gross sales were a function of the timing of fundings.

As expected, we had several large mandates fund during the second quarter. We also experienced lower volatility, better retail sales trends in Asia ex-Japan, as well. Both equity and fixed income markets were constructive during the quarter, which contributed to our AUM growth. We finished the quarter with AUM of $480 billion. Investment performance contributed $15 billion to our $26 billion sequential quarter increase. The successful close or acquisition of CPH Capital, our global core equity manager, added another $2.9 billion. Average AUM was higher versus both prior periods, as well.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

Slide 4 tracks our quarterly flow trends across channels. Institutional gross sales of $10.5 billion were our highest since the second quarter of 2008, and up 36% versus the prior year's quarter's $7.7 billion. Institutional net flows of $6.8 billion were our highest since the fourth quarter of 2007. Retail net flows of $2 billion turned positive for the first time since the first quarter of last year, the result of both higher sales and lower redemptions. In private client, we had one large low fee redemption during the quarter, which drove the net outflow. Compared to the same prior-year period, it is clear how much flow trends in this business have improved. Now let's review our channels.

Let's start with institutions, which is on slide 5. We feel very good about our gross sales for the quarter, but we all know how lumpy fundings can be. What is more gratifying to us is to see back-to-back sequential declines in gross redemptions of 40% plus. That is the chart at the top left. And what's most encouraging is the momentum we keep gaining with both clients and consultants around the world, and across increasingly diverse arrays of strategies. This tells us that we are getting better at delivering for our clients with our investment performance, and our relevant and innovative offerings. Year-to-date, our RFP activity is up 33%, and our equity RFP's have more than doubled from the prior-year period.

That’s the chart at the top right. We funded more mandates than we added during the quarter, which is why the pipeline was down more than $3 billion, to $4.3 billion, at quarter end. We are not too concerned about that issue, since we more than doubled our typical dollar amount of pass-through activity in the second quarter. That is business that comes in and funds during the quarter, so it never hits the pipeline. And we added new business that is significantly higher-fee than what came out. That's why even as our pipeline declined by 43% in dollar terms during the quarter, the average fee rate on business in the pipeline increased by 49%. That is the chart is at the bottom left.

Bottom right table shows some of the diverse new business we were awarded during the quarter. Including successful asset raises for our latest real estate offering, our new frontier market fund, our first mandate for global core equity, a service that came over with CPH Capital in June. It is increasingly clear that our efforts to build a broader, more balanced and client-focused institutional platform are paying off. Let's spend some time on our investment performance and product platform, beginning with fixed income, and that is on slide 6. Every service here is outperforming benchmarks across most, if not all, major time periods.

Overall, 79% of our fixed income assets were in strategies that outperformed for the three-year period, and 84% outperformed for the five-year period. We have achieved substantial long term performance premiums for our clients in diverse services, like global high income, US income, diversified yield plus, and unconstrained bond. I believe we are well positioned in the marketplace with our global, diverse and credit-intensive fixed income platform, particularly with all of the work we've done in recent years to broaden this offering. Now, I’m on slide 7.

We have created a new prescription for our clients that offers return-seeking, risk-reducing, and diversifying assets, that each serve a very specific purpose and need. We offer return-seeking liquid fixed income strategies that are income focused, with less sensitivity to interest rates. We had many of these high income services already, and we have added to them over the years in areas like emerging markets corporates, RMB income plus, securitized assets, and low vol high yield. Our risk-reducing offerings are both core strategies designed to offset equity volatility and lower risk strategies that limit risk to capital.

The examples of our newer offerings here are US municipal bond inflation and global short duration. Finally, we have introduced diversifying liquid strategies, like our absolute return-focused unconstrained bond, and credit long/short funds, which offer investors largely uncorrelated sources of return. On the illiquid side, we are building out an offering across the spectrum of commercial and residential real estate mortgages, middle market corporate infrastructure, and cross-asset class opportunistic and specialty lending. These new services seek to exploit the opportunity that is emerging from bank dis-intermediation, and early client interest has been quite high. Today, we have a great fixed income lineup.

I would stack it up against any of our competitors, when it comes to delivering the right exposures for a broad set of client needs. Now, let's move on to our equity investment performance, which is highlighted on slide 8. We have worked hard to improve our performance, and we keep making progress. Today, nearly two-thirds of our equity assets are in strategies that have outperformed for the past year, through June 30. Almost half are in outperforming strategies for the three-year. That compares with 42% of assets outperforming for the one-year, and about one-third for the 3 years at the same time last year, quite an improvement.

Standout performers include global strategic value, global active low vol, and emerging markets value for the one-year, concentrated US growth and international discovery for the three-year, and SMID cap value and emerging markets growth across multiple time periods. Our equity team has followed a turnaround play book based on three primary goals: improved performance, bring better balance to our offerings, and retain, promote and attract top talent. I'm on slide 9 now. Turnarounds take time, and it is not always obvious how much effort and investment is going on behind the scenes to get a business back on solid ground. This is a timeline of all of the positive change we have executed so far.

To improve investment performance, we have streamlined the growth research structure, aligned PM talent more effectively with key strategies, and combined the global growth and thematic teams to leverage their complimentary insights. We're very pleased with the turnaround in our thematic performance, where a new team has delivered top quartile returns with less risk than in the past. To bring better balance to the equities platform, we have introduced a series of new offerings, including low vol, international SMID-Cap growth, emerging market strategic core, European opportunities, global equity income, and frontier markets. We have also made targeted acquisitions to bring in like-minded teams with track records and expertise in areas new to our firm.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

These include the Caxton absolute return-focused team in 2011, W.P. Stewart, the concentrated growth manager we acquired in late 2013, and CPH, the global core equity manager we closed on in June. Not only have we succeeded in retaining the right talent to turn performance around, we have also provided our next generation of leaders with exciting career opportunities. For example, promoting two low vol PM's and one emerging market PM to run new and important strategies for us. With all we've done to diversify and evolve our equities business, I genuinely believe we're in a better position today than we have ever before to meet our clients' changing needs.

Now let's move on to the retail channel, which is on slide 10. Our second-quarter retail gross sales of $11.4 billion were up 15% sequentially, our second straight quarterly increase. That is the chart at the top left. Combined gross sales of our flagship funds in Asia ex-Japan, global high yield, and American income, doubled sequentially, and redemptions declined by 34%, resulting in positive quarterly net flows. You can see from the chart at the bottom left, the positive impact that a 50% year-over-year drop in the GHY and AIP redemption rate had on our overall retail redemption rate.

It fell to the lowest level since the fourth quarter of 2007. We are incredibly proud of our leading franchise in Asia ex-Japan, but we are also very focused on broadening our presence in other regions. We keep making progress there. Gross sales increased sequentially in EMEA and Latin America during the second quarter, as well. As you can see from the pies at the top right of this slide, our sales mix for 2014 to date is much more regionally diverse than it was a year ago at this time. Fixed income still dominates our retail sales mix globally, but we are seeing sales strength across a broader array of services today than we have in the past.

Select equities long only and long short have been our most successful new products in both the US and offshore. And with consistently top tier performance, small and SMID-Cap equities have also sold quite well. Client interest has been very high in our European income portfolio, particularly in Asia. Investors are rotating into the service from AIP to get the same barbell approach, but without the US interest rate risk. EIP is also a top quartile performer for the 1-year period and a top decile performer for 3, 5, and 10 years. We are also maintaining our strong performance and flow trends in municipal funds. Year to date, our muni bond fund net flows are up 68%, putting AB in the top five among US municipal bond funds managers.

Our AB high income municipal fund, a service we launched in January of 2010, has been a real standout this year, in terms of both performance and flows. It is a top decile performer for the year to date and three-year periods, and a top quartile performer for the one-year, with assets under management of $1.7 billion today. Another example of how we have been able to gain traction with retail clients through a combination of product innovation and strong performance. Product innovation targeted to investors' evolving needs has been an important driver behind our turnaround in private client, as well.

Now I'm on slide 11. Targeted services we have introduced to exploit emerging opportunities in areas like real estate, frontier markets, European recovery, and US financials, have attracted great interest from new and existing clients looking to take a more hands-on, product-focused approach to their portfolios. That's coming through in our flow trends. While our second quarter gross sales are typically seasonally slow, this year's second quarter gross sales were our highest in four years, and our April net outflows, our lowest in seven years, even with the new tax changes implemented last year.

The table at the bottom left shows the positive trends we have been seeing in the take-up of our newer core and targeted offerings, with both new and existing clients. Our fund of hedge funds RIC the core offering in our integrated solutions set has attracted $1.2 billion in assets since we began offering it to clients broadly in late 2012. European opportunities is already at $500 million in AUM in its first year. And the real estate, financial services and frontier market services we began marketing earlier this year were a combined $625 million as of quarter end. These targeted services are allowing us to appeal to a broader client base.

We're encouraged to see a greater percentage of assets being raised from newer versus existing clients over time. This energy and innovation in private client is helping to create a virtuous circle when it comes to attracting and retaining talent. Our FA turnover is at historic lows, and we are attracting great talent to the firm. Our latest FA training program includes four former AB employees who have opted to rejoin the firm as advisors. Three new private client senior portfolio managers recently joined us, as well. So there is a lot to be excited about going forward in this business.

The effort we're making to better customize our offering is engaging newer, more self directed clients, while those invested in our integrated solutions continue to benefit from our differentiated wealth forecasting, portfolio rebalancing, and tax planning. I will wrap up our business highlights with Bernstein's research services, which is on slide 12. Despite declines in both US and Asia trading volumes during the quarter, our sell side revenues held up well. They were down just 3% in the first year's multi-year high, to $119 million, and up 3% versus the second quarter of 2013. For the first half, revenues were 8% higher.

Asia was a standout market for us in the quarter, with double-digit sequential and year-over-year revenue increases. Beyond our ability to deliver our full global research capabilities to clients, the broader footprint we have built also allows us to capitalize on the different cycles underway in different parts of the world. For example, investors see US markets continually reaching new highs, and think Europe will be next. And the long-term growth story in Asia is still very much intact, despite the fact that markets like Japan are taking a breather, as it takes time for structural reforms to unfold. We were also recognized for our world class research effort in both the US and Europe during the quarter.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

In the US, our 30th annual Strategic Decisions Conference was once again the biggest draw in the industry. About 1,700 institutional clients attended the sessions, with more than 100 leading global executives. And in this year's Extel Survey in Europe, we earned our highest ever share of the total research vote. I like our long-term prospects in this business, and I couldn't be happier with our research, sales, and trading talent. Each quarter, I close my remarks with a recap of the recent progress we have made on our ongoing strategy to deliver for our clients with our performance and our offerings in all of the areas most relevant to them.

Now I'm on slide 14. Maintaining strong long-term track records across our investment services remains our number one priority. We are in very good shape across time periods with our fixed income strategies. And as I mentioned, we are continually improving in equities. The work we've done to evolve our platform and broaden our offering in a client-centric way is paying off in every one of our businesses. In institutional, we're seeing it in our sales momentum, positive net flows, and our steadily improving client and consultant engagement levels. In retail, we are seeing it in our sales growth, across regions and in diverse strategies.

In private client, we are seeing it in the steady take-up of our newer targeted services, and our ability to appeal to a broader base of clients. On the sell side, we are seeing it in our ability to bring our full global research capabilities to bear for our clients, and capitalize on different region-specific market dynamics. Just as important, we are constantly innovating for clients and investing for growth, even as we keep a tight rein on expenses. We are seeing that in our improving margins. We have laid the foundation for success, and I am confident we will build on it from here. Now, I will turn it over to John for a discussion of the quarter's financials. John?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As always, I will focus primarily on our adjusted results in my remarks today. Our standard GAAP reporting is included in this presentation's appendix, our press release and our 10-Q. Let's start with the highlights on slide 15. Second-quarter adjusted revenues increased sequentially and versus the second quarter of 2013, due in both cases to higher base fees on higher average AUM and increased performance fees.

Our second-quarter adjusted operating margin of 22.9% compares to 21.9% in the first quarter, and 22.2% in the second quarter of 2013, as revenue growth out-paced increased expenses. Adjusted earnings per unit were $0.45, versus $0.39 in the first quarter, and $0.41 in the prior-year quarter. Now I will review the quarterly GAAP to adjusted operating metrics reconciliation on slide 16. As you can see, we excluded second-quarter acquisition-related expenses, mainly severance and temporary service fees, related to the W.P. Stewart and CPH acquisitions, which were included in GAAP expenses.

As a result, adjusted operating income was $1 million higher than GAAP operating income. Now, we will turn to the adjusted income statement on slide 17. Second-quarter adjusted net revenues of $632 million were up 6% versus the first quarter, as well as the second quarter of 2013. As a result, adjusted operating income of $144 million for the quarter was up 10% sequentially, and up 8% as compared to the prior-year quarter. We earned $0.45 per unit on an adjusted basis, which will also be our quarterly cash distribution. Slide 18 provides more detail on our adjusted revenues. With average AUM up across all three of our distribution channels, base fees increased 5% sequentially.

They were up 4% versus the second quarter of 2013, primarily due to an increase in private client base fees. Performance fees of $20 million for the second quarter compared to $3 million in the first quarter, and $5 million in the second quarter of the prior year. Of the $20 million, $7 million related to the AB Recovery of Assets, or ABRA fund, that we liquidated during the quarter, and we earned $11 million on our Luxembourg registered Select Absolute Alpha fund. We recognize performance fees as revenues at the end of the calculation periods, which is usually the fourth quarter.

However, our equity long/short Select Absolute Alpha fund has an annual calculation period ending in May, and at that point had AUM of more than 5 times its total of one year ago. Bernstein research service revenues decreased 3% sequentially, due primarily to lower client activity in the US, but increased 3% versus the prior-year quarter, as a result of higher client activity in Europe and Asia. Investment gains and losses include seed investments, our 10% interest in the venture capital fund, and our broker/dealer investments. Investment losses in both the current quarter and the first quarter of 2014 include seed investment losses compared to seed investment gains in the second quarter of 2013.

At quarter end, we had $524 million in seed capital investments, the majority of which is hedged. Seed capital decreased $9 million from the first quarter, due to net redemptions, partially offset by market gains. Now let's review our adjusted operating expenses on slide 19. Beginning with compensation expense, we accrued total compensation excluding other employment costs such as recruitment and training, as a percentage of adjusted revenues. We accrued compensation at a 50% ratio in the second quarter, in line with both the first quarter this year, and the second quarter of 2013.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

Total compensation and benefits expense increased 6% both sequentially and versus the second quarter of 2013, in line with the increase in adjusted revenues. Within compensation and benefits, the sequential decline in commission, fringes and other expenses is primarily attributed to the normal seasonal decline in payroll taxes. The year-over-year decline reflects a shift of variable compensation, for our Bernstein research business, from commissions to incentive compensation.

We finished the second quarter with 3,411 employees, up 2% from the first quarter, primarily due to staff adds in investment services, including our CPH acquisition, private client, and operations. Now, looking at our non-compensation expenses, second-quarter promotion and servicing expenses increased 10% sequentially, due to higher T&E expenses, trade execution and marketing costs. Promotion and servicing expenses were up 8% from the prior-year quarter, mainly due to higher marketing and trade execution costs. We currently have several marketing and advertising campaigns underway in support of our global platform.

These include a German retail ad campaign, the ongoing build-out of our US retail liquid alternatives product platform, and several enhancements we have launched to our college-bound savings plan with the state of Rhode Island, including a first of its kind passively managed age-based index portfolio. During the second quarter, we also held our extremely successful strategic decision conference for our Bernstein research business, which contributed to the sequential increase in marketing expense for the first quarter. Second-quarter trade execution costs were up as a result of higher Bernstein research client trading activity in Asia, in addition to a trading fee rate increase implemented by the SEC in the US.

The SEC fees are offset by a similar amount in other revenues, since they are passed through to our clients. The sequential increase to T&E expenses was in line with seasonal trends, while expenses were flat year-over-year. Second-quarter G&A expenses of $106 million declined slightly from the first quarter. They increased 2% versus the prior year's second quarter, primarily due to higher professional and portfolio servicing fees. Now let's move on to slide 20, adjusted operating results. Here, I will focus on our effective tax rate and our real estate consolidation plan. We now expect the full year 2014 effective tax rate for AllianceBernstein LP to be below 7%, which is lower than originally expected.

This reduction is driven by two factors. First, we expect to transfer the majority of our W.P. Stewart business from its existing corporate structure to our lower tax AllianceBernstein partnership structure during the third quarter, which will reduce tax incurred in the future. Second, we now expect a lower percentage of our income to be generated from higher tax foreign sources. Since our foreign tax rates are significantly higher than our overall US domestic tax rate, fluctuations in the mix of income generated by domestic versus foreign entities will create volatility in our effective tax rate. We have experienced this volatility in the past, and expect it to continue.

The second-quarter effective tax rate for AllianceBernstein LP of 4.9% reflects the adjustment of our year-to-date tax provision, for our anticipated current full-year 2014 effective tax rate range. Finally, we recorded a credit of approximately $500,000 in the second quarter, relating to our global real estate consolidation plan. In Phase II of this plan, we have recorded approximately $217 million of write-offs to date. The related ongoing annual occupancy savings have already been realized in our financial results. Until all of the vacated office space has been sublet, the total write-offs are subject to an increase or decrease, depending upon changes in market conditions.

Approximately 80% of the Phase II space has been successfully sublet as of the current date. We still expect the range of Phase II write-offs to be $225 million to $250 million. These real estate write-offs are included in our GAAP results, but we exclude them from our adjusted financial results. With that, Peter, Jim and I are pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from Michael Kim with Sandler O'Neill. Your line is open.

Andrew Disdier - Sandler O'Neill & Partners - Analyst

Good morning, this is actually Andrew Disdier filling in for Michael. My first question has to do with margins. So I noticed that net flows have turned positive, and it seems like there is a -- momentum continues to build more broadly. AUM and revenues continue to trend higher, and the expense base is more streamlined versus prior cycles. So just wondering how you see the margin trajectory playing out, assuming a more constructive market backdrop?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

We've been able to continue to expand our margin, which we have been very pleased with. We continue to be focused on keeping expenses in check. And I think in terms of margin expansion from here, it is really dependent upon an increase in revenue and a continued increase in AUM. Our incremental margin continues to increase, as well.

So for the current quarter, the incremental margin was actually 39%. Compares to 35% of where it was in the second quarter of last year. So again, we continue to make improvements on the incremental margin side. We continue to manage the expenses tightly. And as revenues continue to increase, hopefully you will see more and more of that drop through to the bottom line.

Andrew Disdier - Sandler O'Neill & Partners - Analyst

Great. Thanks. And then next, if I look at your equities performance, I think at a high level, it is fair to say that the one-year numbers are quite strong. But the three-year track records are still a bit more uneven, broadly speaking. So just looking ahead, as prior under-performance increasingly rolls off the three-year numbers, just wondering if you think that could be a near-term catalyst for a step-up in demand for those portfolios? Or do you feel like you still need another year or so of good relative returns?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Andrew, it is Peter. I think that the equity performance is being noticed by both institutional investors, consultants, and retail home offices. And I think as we talk more about our performance and our new services with them, and the broader lineup we have, and as the performance continues, I think that investors will begin to allocate more capital to us. The speed of that, the timing of that, is awfully hard to gauge.

But we do notice that our equity flows, or active equity flows, are getting better. Much of that is redemption activity falling, but some of that is actually new services and existing services gathering assets. We have existing clients who have been with us a long time in our core services, who are saying to us, we are performing better, in some cases the best, of any of their managers. That is going to have a positive impact over time.

Andrew Disdier - Sandler O'Neill & Partners - Analyst

All right. Great. Thanks. Thanks for taking my call.

Operator

Your next question comes from Tom Whitehead with Morgan Stanley. Your line is open.

Tom Whitehead - Morgan Stanley - Analyst

Great. Thanks for taking my questions, guys. I wanted to start on the institutional pipeline. Could you maybe help us break out a little bit more what is in that $4.3 billion today? I know the RFP activity is up, but I'm just trying to get a sense for the makeup of that $4.3 billion. And is the increase in the fee rate in that channel due to the product mix, or is there something more there?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

First of all, I think we do give you a reasonable list of the large things in the asset class -- by asset class, that is in the pipeline. That is on slide 5, on the bottom right-hand corner. So you can see there that there are both a mixture of fixed income and equity alternative and multi-asset opportunities. I think if you were looking at that slide over time, and comparing it to information we've given in the past, there is more diversification here. And indeed, more equity. And that, I think, bodes well for the objective of diversifying the business.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

In addition, the slide above that, which I'm sure you saw, shows a marked change in RFP activity, particularly in equities. Now that is, to some extent, low number of RFPs in previous periods, but it is still a stunning percentage change of 120%. So we see the pipeline being more diverse, and we see the RFP activity being much more significant. We also have added to the equity lineup, as you know, W.P. Stewart and CPH Capital, both of which will attract significant RFP activity. That is true factually in the case of WPS, but it will also be true for CPH.

Tom Whitehead - Morgan Stanley - Analyst

Okay, great, that's helpful. And then just on performance fees. So $20 million this quarter. Is it fair to assume that the AB recovery fund -- so that, if I heard correctly, I think that is $7 million that is not going to recur. And then of the Select Absolute Alpha fund, just curious as to the level of performance or the level of alpha you guys had to generate to get that $11 million. And what we -- I know it is a moving target and it's hard to predict, but what to expect in terms of magnitude from that, going forward.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

The performance fees are traditional performance fees. They are 20% of performance. So it is an absolute return fund. You can do the math. I don't think it's -- there is nothing complicated about that. It is pretty straightforward.

Tom Whitehead - Morgan Stanley - Analyst

Okay. And then just to clarify, the $7 million on the recovery fund, that was from a liquidation, if I heard correctly, right?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Yes, this is John. That is correct. And just to clarify, as well, on the performance fees, we recognize them at the conclusion of the calculation period. So with the Select Absolute Alpha fund, it is an annual period that ended in May. And that is why we did the calculation, and we recognize the revenue. So for example, for that fund, you are not going to see any additional revenue next quarter. You have to wait another year.

Tom Whitehead - Morgan Stanley - Analyst

Right, right. Okay. All right. Thank you.

Operator

Your next question comes from Bill Katz with Citi. Your line is open.

Steve Fullerton - Citigroup - Analyst

Hi, this is Steve Fullerton filling in for Bill. It seems like the private client business is benefiting from strong alternative flows. Is there the same traction in retail? And do you see clients also gravitating towards alternative type products in that channel?

Peter Kraus - AllianceBernstein Holding LP - Chairman & CEO

We have built a pretty strong lineup in liquid alternatives in retail, both in UCITS funds and in 40-Act funds, and we will continue to add to that. And so I think in a word, we do see that as an increasing opportunity for us. And we see clients, meaning investors broadly speaking, interested in that space. I don't want to overestimate it. I don't want to oversell it. It is a new asset class for many people, and it is also quite a diverse asset class.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

So when you talk about liquid alternatives, there are single managers, there are multi-managers, and there is all kinds of things in those classes. But for us, it is an increased area of focus. We are one of the few managers with actually a broad lineup in that space. Not just one manager here, one manager there. And I think we will capture more than our fair share of opportunity in that space, given that we are populating product in many different markets, on many different platforms.

Steve Fullerton - Citigroup - Analyst

Okay. Great. And then just tactically, on the G&A decline quarter over quarter, is the $106 million a good run rate into next quarter? And I know the -- it increased year on year, and you gave some color there. But is this a good run rate going forward?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

The G&A has been within a fairly tight range the past couple of quarters. And so I think you are just going to see it within this tight range, move around, keeping in mind there is lots of things in there. There is foreign currency re-evaluation, there's errors, there's professional fees. Lots of things in there, but I think what you've seen in the past, it has just been fluctuating within a range, and that's what we should be able to expect going forward.

Steve Fullerton - Citigroup - Analyst

Great. Thank you.

Operator

Your next question comes from Cynthia Mayer with Bank of America Merrill Lynch. Your line is open.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Just digging into the flows a little bit more, it looks like this quarter, you had equity outflows, and very strong institutional fixed income sales, which were up quite a bit. So can you give a sense of what the biggest inflows were on the fixed income side, by dollar amount, not fees? And then on equity, are those redemptions concentrated in any particular area? Because it sounds like it is improving, but not sure where.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Yes, to be a little bit careful about the equity between passive and active. So most of the outflow is in the [active side, not the passive side] (corrected by company after the call). And what is selling in fixed income, global bond, US investment grade, UK credit, Canadian core, are some of the larger ones. Some other diversifiers that we saw in institutional, China value, international -- excuse me, strategic value, international strategic value, Asia-ex Japan value. So we have seen a little bit of nibbling away, meaning growth at the value portfolio and the value platform, and that has been a good story for us.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Just to clarify, I'm seeing $1 billion in equity -- active equity outflows. That's not right?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

That's correct.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

No, that is correct, but there's larger flows --

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Only 0.2 in passive equity outflow?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

That's correct. In total, yes.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Right. Okay. And then just wondering if you could give any color on quarter-to-date flows. Because there have been a lot of headlines on pressure on high yield? And just not sure if that would carry to your -- over to your retail business.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Look, we have had a much better quarter than we had last year this time, and we had talked about the fact that we thought our clients would come back to our platform, which they did. We also recognized, and I think clients recognized, that they are still interested in yield. And we also believe clients recognized that the sell-off of August last year gave rise to a pretty attractive return, after that, of some 6% or so. And so there has been a more modest exit this year in front of anticipation that interest rates will go up and the Fed will change its policy.

I don't think that we would expect there to be an absence of volatility in that market. We continue to believe that there will be volatility there. And we continue to believe that that volatility will be driven by expectations of central bank activity, particularly the Fed. One of the things we have been able to do is introduce new services, or different services, that have a different risk profile. I mentioned the European product -- income product, which doesn't have US interest rate risk.

And one could take the position that the ECB interest rates will be more modest, won't go up as fast, may actually go down. And that that could have an offsetting effect, in terms of risk and return for clients in that space. So we think we are a little bit more diversified. Clients have a little bit more experience about how this will work. But don't take my comments to mean that we don't think there is any volatility going forward, because we do believe there is.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Thanks a lot.

Operator

(Operator Instructions)

Your next question comes from Greggory Warren with Morningstar. Your line is open.

Greggory Warren - Morningstar - Analyst

Thank you for taking my question. Just stepping back to the conversation we were having about flows on the equity side. And granted, your flows are significantly better than they have been in the past, and a lot of that is lower redemption activity. And when you look at the flows for the industry overall, most of it is passive. If there is any money coming in, it is coming in on the international side. But just wondering, given the competition for active equity flows are going to be much stiffer, given the fact that a lot of managers are rolling off bad five-year numbers this year into next year, what gives you confidence that you are going to be able to pick up your fair share of the assets, as they become available?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I think a couple of things. All good points. One is, is that our core services, we have been very persistent with our strategy, haven't wavered, stuck to our knitting. And we have been able to show clients that by doing that, we can produce the performance that we have expected. And in those core services, and I think this is largely going to be institutional and sub-advised retail, buyers of those services recognize that persistency.

So even though we will benefit like others, as you say, of bad years rolling off, we also benefit from the persistency and consistency that we have stated we have and have shown over the last five years. So there is some value to that, as a differentiator. Secondly, as we have expanded the equity platform quite dramatically, and there is a number of services that we have brought to investors, both new people to the firm, as well as new services created by the existing investment team. That are more concentrated, have higher active share, are unique, sometimes really differentiated in their space. And we have talked through a number of those.

And those are attracting flow, because they are different. They are unique. And they also are part of a broad platform that we are able to talk about with, again, large clients who are allocating assets, and give them alternatives for their financial advisors and their clients, to actually provide that kind of equity return over time. So that differentiates as well. Now, you're right, it is a competitive world. And those categories, for example, core equities -- global core equities, have lots and lots of managers, and you have to have something different and unique. We think in some cases, we do. CPH Capital would be an example of that.

Greggory Warren - Morningstar - Analyst

Okay. And then, just when we think about the equity -- the active equity side of the business, and I know you guys don't look at it this way anymore and don't report it this way. But when we think of the breakdown between, say, value and growth, which of those do you feel -- you have clients -- we had this conversation in the past about you having some longstanding clients, been here 10, 15 years, have stuck with you guys throughout. Which ones do you feel are more of those stickier assets on the value or the growth side? And which areas do you feel better about, as far as generating growth as we move forward?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

That's a tough question to answer, because projecting how the performance is going to roll out on those two services, or on any services, is hard to do. But let's assume that we have a continuation of the performance. I think we have seen, particularly in the value side, additions by existing clients to existing portfolios, and there probably are, both in the pure growth world and in the pure value world, deep value world, very few competitors. There is not a lot left. Many people have migrated to relative value or less aggressive growth. For example, the thematic growth portfolios, there are just not a lot of competitors in thematic growth. And I think that we will probably benefit from that, too.

Greggory Warren - Morningstar - Analyst

Good. Thanks for taking my questions. It is good to see you guys definitely getting back on track here.

Operator

There are no additional questions at this time. I turn the call back over to Ms. Prochniak.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone, for participating in today's call. IR is available for the rest of the day, if you have any follow-up questions. Thanks, and have a great day.

Operator

This concludes today's conference call. You may now disconnect.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2014 / 12:00PM GMT, AB - Q2 2014 Alliancebernstein Holding LP Earnings Call

 DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.